Exhibit 99.4


Remarks delivered by Thomas D. Gardner, Senior Vice President, Reader's Digest International, to analysts and investors on January 26, 2005.


Thank you, Gary, and good morning. The last time I addressed this group was 21 months ago, right after I assumed responsibility for the International Division. The Division was just completing a second year of massive profit decline from the peak profit year of fiscal 2001.

In that call, I announced the turnaround strategy for the division. The goal was to stop the bleeding immediately, and then return the division to consistent profit growth and cash flow generation, on sustainable revenues. We said we would accomplish that using a three-part strategy - Restructure, Restore and
Invest: to Restructure the division to align costs with the revenue base, to Restore best practices in running our core business more efficiently and effectively, and to Invest in new businesses that could drive long term revenue and profit growth.

For 21 months, we have followed this strategy with discipline, and I am pleased to report that we have made significant progress, even ahead of our own ambitious goals. We have just completed an exceptional first half of fiscal '05, and we are well on the way to our second consecutive recovery year of double-digit profit growth.

The second quarter is our largest profit quarter of the year. Last year we made $24 million in the quarter, and this year we made $41 million. A small portion, around $4 million, of this increase was due to foreign exchange. The balance reflects a solid combination of cost efficiencies and much more profitable mailing campaigns.

We conducted roughly 200 mailing campaigns in the quarter throughout RD International. Many of these were catalogs, and the rest were largely single sales products: books, music and videos. Catalog mailings were very strong for the quarter, collectively up about 6% versus our forecast. Single sales mailings were also very strong. All told, we forecast about 4 million orders in mailing campaigns in the second quarter, and we exceeded that by about 200,000 orders.

It was particularly gratifying in the quarter to see revenues trending better and profits recovering in key markets like Germany, the UK and Australia. In fact, almost every International operation improved earnings.

I will come back to our outlook in a few minutes. First, I'd like to take each aspect of our strategy - Our Restructure, Restore and Invest approach and discuss how we have implemented it, how this has led to our improved performance, and how the strategy is evolving to drive future growth.

The "Restructuring" strategy initially took the form of a large downsizing that took place in the calendar year 2003, driven by five principal approaches.

      First, we consolidated four countries into a Central Europe region including Poland, Czech Republic, Slovakia and Hungary.

      Second, we consolidated nine countries into a region called BNI, comprising Benelux, the Nordics and Iberia.

      Third, we conducted process redesign within and across our three largest countries, that is, the UK, Germany and France

      Fourth, we consolidated headquarters support, and Fifth, we reduced marginal marketing activity in virtually every market

Through these actions we were able to eliminate about 20% of the International headcount, reduce other infrastructure costs, eliminate non-value added activity and save $40 million dollars annually. And, even more important, we did not miss a beat on execution -- indeed, we improved our execution during this time.

We also shed unproductive assets. We licensed our business in Norway to another local publisher. We scaled back our businesses in Spain and Sweden and we sold Moneywise magazine in the UK. In Portugal, Australia, and Hong Kong we sold our buildings and moved our people to more efficient new locations. These actions enable us to focus better on our key strategies, generate cash and lower operating expenses.

Since the downsizing, our focus has shifted to continuous cost control, targeted at reducing cost of goods sold. We have implemented a number of regional and local contracts that provide us with more flexibility and lower costs. These contracts cover manufacturing, fulfillment, lettershop, customer service and postal. We are also seeking efficiencies by a strategy to harmonize our publishing and back-end operations on a regional basis, leveraging our scale without compromising our local voice. For example, we are taking a fulfillment system we created in the Nordics and exporting it to other European countries. The next part of the strategy was to restore the business. Our business demands careful management to maximize efficiency. While the flagging world economy was certainly hurting our business, some of our mistakes were significantly compounding our difficulties.

Consequently, we put a major focus on several critical areas to our business, specifically forecasting, execution and Customer Care.

Forecasting accuracy is critical to our business. We spend virtually all the money on a campaign before the mailing begins, before we have sold a book and collected any revenue. Correctly determining the sales that will be generated by those up-front expenses is critical to maximizing profitability, profit margins, and optimizing the balance sheet. In the current year, we were right on forecast through the first four months of the year, and up versus forecast over the last two months.

Execution had been a huge problem. We suffered through several difficult outsourcing transitions that affected our customer relationships. These problems have since been fixed, and around the world, we are monitoring quality execution very closely and exceeding our internal standards.

We have focused on improving our Customer Care programs to ensure we treat our customers very well. This has included improving the speed of our order processing. In both the UK and Germany, we have reduced product return rates by 5 percentage points or more by shipping products 2-3 days faster.

Our business is far more than effective forecasting and low cost execution however. We rely on creativity - fantastic products, such as our new revised
World Atlas which has been a top seller thus far in a number of markets.... and a continuous supply of new and innovative direct mail promotion packages. In the past 21 months, our promotion teams in France, Germany, and, more recently, the UK, have created one of the strongest promotion flows we have seen in years. These countries, in addition to our promotion colleagues in North America, provide most of the promotion packages used worldwide, a clear example of the power and leverage of our global scale.

The "Restore" strategy is evolving too, and we are now very focused on the most important fundamentals of the business, starting with stabilizing the customer base. Over the past three years, our customers have declined by 8% per year. Not surprisingly, our revenues have declined by 12% per year over the same time (on a currency neutral basis). But this year, we are forecasting revenues to be nearly flat (again currency neutral), and customers to be down very slightly. So we are making substantial progress on these two key leading indicators.

This progress has been achieved by increasing investment in new customer acquisition...finding new channels to generate new customers... and improved customer care to keep them. We have a strategy to reach a stable and sustainable customer base in each market for our core magazine, single sales and series products. The results in fiscal '05 are clear - we are showing unmistakable progress in stabilizing the core business on all key metrics. For example, overall payment rates have increased by 3 points in the past two years, a huge improvement.

Finally, the Investment portion of our strategy is already paying back. And it is evolving as well. In our first year, we identified which programs we wanted to pursue, and then did some initial testing. This year we are launching the most successful programs, and continue to test others.

One of the first things we did nearly two years ago was create a new country expansion program. Entering new countries has been Reader's Digest's most successful growth strategy since we first entered the UK in 1938. Yet, we had not entered a new country since 1996.

We assessed key success factors in a dozen countries and came up with a short list, targeting Romania, Croatia, Slovenia and Ukraine for immediate testing. We tested each between November 2003 and February 2004, and launched all four between April and July 2004 - just one year after we made our first visits. The results have been spectacular. We expect to sell over 800,000 books in these countries this year and achieve significant profits. We are now investigating a number of new markets. We hope to test several in the fourth quarter and launch in fiscal '06.

We have also been exporting several U.S. businesses to some of our markets. We have had the most success with Young Families. Young Families has been part of the U.S. Company for a decade, and its most successful product is a continuity series called Sesame Street ABC's, an alphabet series featuring the Sesame Street characters. It is a terrific product to attract new younger customers. We have taken this same product, adapted it, tested it and now launched it in the UK and Germany, and successfully tested it in Russia.

We are having mixed success with the Books Are Fun and Reiman models. We are now operating Books Are Fun in five markets, Spain, which is progressing nicely, France and Mexico, which are improving but had tougher than expected fall seasons, and Italy and Germany, where we are conducting promising tests. We believe Books Are Fun is a viable opportunity for us in International, and we expect to show further progress next year. We have tested several Reiman-inspired magazines but have yet to have a clear cut success, but we continue testing.

Finally, we have launched an English As A Foreign Language business in a number of markets, featuring an exciting language learning course called English in 20 Minutes a Day. We have sold over 70,000 of these courses in Central Europe, at a price point of roughly $100. We are now rolling out in other markets in Asia and Latin and South America. And we are also testing a magazine and Internet foreign language business in Mexico and Brazil.

All in all, we are pleased with our track record in new business thus far.

To sum up, our turnaround strategy is in place. We feel it is working and evolving appropriately. Our expectations for the business are as follows:

   - We expect to deliver very solid operating profit growth, well into double digits, for the full year of fiscal '05.
   -  This would be the second consecutive year of double digit profit growth
   -  Profit margins will improve from under 5 percent to 7-8 percent
   - The results will be skewed in the coming quarters. The third quarter profits will decline versus prior year, but the fourth quarter will be up significantly versus prior year. This has nothing to do with the underlying trends on the business - rather, we will see significant impact from the magazine accounting change and from increased investment in the third quarter, as well as some timing issues.
   -  Our long term goals remain a key focal point ......including providing consistent double digit profit growth on stable or modestly improving revenues. We are optimistic that we can achieve those markers next year.

So, things are much better in the International division and we are looking forward with far more confidence than we have in the recent past.